Exhibit 8.1 SUBSIDIARIES OF CELLEBRITE DI LTD. Name of Subsidiary Jurisdiction of Organization Cellebrite Inc. U.S. (Delaware) Cellebrite GmbH Germany Cellebrite Asia Pacific Pte Ltd. Singapore Cellebrite Soluções de Inteligência Digital Ltda Brazil Cellebrite Digital Intelligence Solutions Private Limited India Cellebrite UK Limited United Kingdom Cellebrite Canada Mobile Data Solutions Ltd. Canada Cellebrite France SAS France Cellebrite Japan K.K. Japan Cellebrite Australia PTY Limited Australia Cellebrite digital Intelligence LP U.S. (Delaware) All subsidiaries are 100% owned by Cellebrite DI Ltd., except: Cellebrite Canada Mobile Data Solutions Ltd., which is 100% owned by Cellebrite UK Limited, Cellebrite Digital Intelligence LP which is 99% owned by Cellebrite DI Ltd., and 1% owned by Cellebrite Inc., and Cellebrite Digital Intelligence Solutions Private Limited which is 99.99% owned by Cellebrite DI Ltd and 0.01% owned by Cellebrite Asia Pacific Pte Ltd.